Exhibit 99.1
AMERISTAR CASINOS ANNOUNCES STOCK REPURCHASE PROGRAM
CONTACT:
Tom Steinbauer
Senior Vice President, Chief Financial Officer
Ameristar Casinos, Inc.
(702) 567-7000
Las Vegas, Nevada, July 26, 2006 - Ameristar Casinos, Inc. (Nasdaq-GS: ASCA) announced today that its Board of Directors has approved the repurchase of up to 2.8 million shares of the Company’s common stock, representing approximately 5% of its outstanding common stock, in a stock repurchase program. The shares may be repurchased from time to time over the next three years in open market transactions or privately negotiated transactions at the Company’s discretion, subject to market conditions and other factors.
“We believe that our stock at its current price level represents an attractive investment for the Company,” said Craig H. Neilsen, Chairman and CEO. “This program will allow us to opportunistically return capital to our shareholders in a manner we anticipate will have a positive effect on our earnings per share.”
Forward-Looking Information
This press release contains certain forward-looking information that generally can be identified by the context of the statement or the use of forward-looking terminology, such as “believes,” “estimates,” “anticipates,” “intends,” “expects,” “plans,” “is confident that” or words of similar meaning, with reference to Ameristar or our management. Similarly, statements that describe our future plans, objectives, strategies, financial results or position, operational expectations or goals are forward-looking statements. It is possible that our expectations may not be met due to various factors, many of which are beyond our control, and we therefore cannot give any assurance that such expectations will prove to be correct. For a discussion of relevant factors, risks and uncertainties that could materially affect our future results, attention is directed to “Item 1A. Risk Factors” and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2005 and “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2006.
About Ameristar
Ameristar Casinos, Inc. is a leading Las Vegas-based gaming and entertainment company known for its premier properties characterized by innovative architecture, state-of-the-art casino floors and superior dining, lodging and entertainment offerings. Ameristar’s focus on the total entertainment experience and the highest quality guest service has earned it a leading market share position in each of the markets in which it operates. Founded in 1954 in Jackpot, Nevada, Ameristar has been a public company since November 1993. The company has a portfolio of seven casinos in six markets: Ameristar St. Charles (greater St. Louis); Ameristar Kansas City; Ameristar Council Bluffs (Omaha, Nebraska and southwestern Iowa); Ameristar Vicksburg (Jackson, Mississippi and Monroe, Louisiana); Ameristar Black Hawk (Denver metropolitan area); and Cactus Petes and the Horseshu in Jackpot, Nevada (Idaho and the Pacific Northwest).
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Visit Ameristar Casinos’ web site at www.ameristar.com
(which shall not be deemed to be incorporated in or a part of this news release).

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